RATIO OF EARNINGS TO FIXED CHARGES

                                 EXHIBIT 12

                       Six Months Ended June 30, 1999
                           (Thousands of dollars)

Earnings
   Income before interest expense                       17,452
   Add:
    Income tax items                                     5,805
    Income tax on other income                             643
    Amortization of debt discount, premium expense         165
    Allowance for funds used during construction -
     borrowed funds                                         78
    Interest on rentals                                    568
                                                        ------
     Total earnings before interest and taxes           24,711
                                                        ======
Fixed Charges
   Interest on long-term debt                            5,749
   Other interest                                          245
   Amortization of debt discount, premium expense          165
   Interest on rentals                                     568
                                                         -----
     Total fixed charges                                 6,727
                                                         =====

Ratio of Earnings to Fixed Charges                       3.67x
                                                         =====